Exhibit 99.1

Global Partners Announces the Appointment of Clare McGrory to its Board of Directors

CFO of Private Investment Firm Brings Strategic Growth and Operations Execution Experience, Aligning with the Partnership’s Goals

WALTHAM, Mass.--(BUSINESS WIRE)--March 1, 2023--Global Partners LP (NYSE: GLP) today announced the appointment of Ms. Clare McGrory to the Board of Directors of its general partner, Global GP LLC, effective March 1.

Ms. McGrory is the Chief Financial Officer (CFO) and Chief Compliance Officer (CCO) as well as a Partner at Atairos, a $6 billion independent strategic investment firm focused on backing growth-oriented businesses across a wide range of industries. Clare joined Atairos after 13 years of experience in the energy industry, including serving as the Chief Financial Officer, EVP, and Treasurer of Sunoco, LP (NYSE: SUN), a publicly traded retail marketing and fuel distribution business. Prior to becoming CFO, she served in various finance and investor relations roles at Sunoco.

“On behalf of the board and leadership team, I am delighted to welcome Clare to Global Partners,” said Eric Slifka, President and CEO of Global Partners and Vice Chairman of Global GP LLC. “Our board will benefit from Clare's strong leadership and diverse industry knowledge. Through her investment industry background as CFO and CCO, Clare understands how company operations contribute to overall value. Her experience in roles of increasing responsibility at Sunoco demonstrates a track record of creating and implementing long-term business growth initiatives, a skillset that makes her a perfect addition to our board.”

Ms. McGrory received a Bachelor of Science degree in accounting from Villanova University and a Master of Business Administration from the Villanova School of Business (VSB) Executive MBA Program. She is a member of VSB’s Dean’s Advisory Council, is an adjunct professor at Villanova University and serves on the Board of Directors for the Boys & Girls Clubs of Philadelphia.

The appointment of Ms. McGrory increases the number of Global Partners, LP directors to 7, of which 5 are independent.

About Global Partners LP

With approximately 1,700 locations throughout the Northeast and mid-Atlantic, Global is one of the region’s largest independent owners, suppliers and operators of gasoline stations and convenience markets. Global also owns, controls or has access to one of the largest terminal networks in New England and New York, through which it distributes gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers. In addition, Global engages in the transportation of petroleum products and renewable fuels by rail from the mid-continental U.S. and Canada. For additional information, visit www.globalp.com.

Contacts

Investor Relations
Gregory B. Hanson
Chief Financial Officer
Global Partners LP
(781) 894-8800

Media
Catie Kerns
SVP, Corporate Affairs and Sustainability
Global Partners LP
(781) 894-8800